EXHIBIT 10.14

MAGMA DESIGN AUTOMATION, INC.

Summary of Standard Director Compensation Arrangements for Non-Employee Directors

Description of Director Compensation (effective as of May 5, 2008)

Directors who are employees of Magma do not receive separate compensation for service on the Board of Directors. Directors who are not employees of Magma receive a cash retainer of $30,000 per year and $2,500 per Board or committee meeting attended ($1,000 for teleconference meetings) for services as a member of the Board of the Directors. In addition, the Chairman of the Audit Committee receives a fee of $20,000 per year, and the Chairman of the Compensation and Nominating Committee receives a fee of $15,000 per year; the other members of the Audit Committee receive a fee of $10,000 per year, and the other members of the Compensation Committee receive a fee of $7,500 per year. Magma reimburses its non-employee Directors for out-of-pocket expenses incurred in attending meetings of the board or its Committees.

Pursuant to the 2001 Stock Incentive Plan, as amended, which was approved by Magma’s stockholders, each non-employee director receives an initial award of 20,000 restricted stock units upon appointment or election. The initial award vests as to 25% on the first anniversary of the award date. The remainder of the award vests quarterly over 12 quarters. Following the conclusion of each regular annual meeting of stockholders, each continuing non-employee director receives an additional award of 10,000 restricted stock units. When a non-employee director is appointed to the Board of Directors at a time other than at an annual meeting, such director receives an interim award that is a pro rata portion of the annual 10,000 restricted stock unit award. The annual awards and the interim awards vest in full on the day immediately prior to the annual meeting of stockholders in the year immediately following the year of the grant if the director continues as a member of the Board on that date. All awards will vest fully upon a change in control of Magma, as set forth under the 2001 Stock Incentive Plan.